Exhibit 2.2

STOCK PURCHASE AGREEMENT**

among

INPIXON

(as purchaser)

GAME YOUR GAME, INC.

(as target and issuer)

and

RICK CLEMMER AND MARTIN MANNICHE,

THE STOCKHOLDERS OF

GAME YOUR GAME, INC.

(as sellers)

March 25, 2021

**	Schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.

i

INDEX OF DEFINED TERMS

The following capitalized terms, which may be used in more than one Section or other location of this Agreement, are defined in the following Sections or other locations:

TERM LOCATION

2019 Financial Statements 3.06(a)
2020 Financial Statements 3.06(a)
Affiliate 7.09
Agreement Caption
Assets 3.10
Benefit Arrangement 3.13(b)
Buyer Caption
Buyer Group 6.03
Buyer Indemnified Persons 6.04(a)
Buyer Shares 1.04(a)(ii)
Buyer’s Percentage Interest 1.03
Sellers Caption
Cash Consideration 1.04(a)(i)
Clemmer Caption
Closing 1.05
Closing Date 1.05
Code 3.13(d)
Common Stock Recitals
Common Stock Equivalents 3.02(b)
Company Caption
Company Employee Plan 3.13(c)
Company Party 6.12(b)
Contracts 3.14(a)
Employees 3.13(a)
Employment Agreements 5.01(f)
Encumbrances 2.02
ERISA 3.13(b)
Financial Statements 3.06(a)
Fundamental Documents 3.01
Fundamental Representations 6.09(a)
GAAP 3.06(b)
Indemnified Party 6.05
Indemnifying Party 6.05

Intellectual Property 3.21
IT Systems 3.24(g)
Knowledge 7.10
Law 3.05
Liabilities 3.07
Losses 6.04(a)
Manniche Caption
New Shares 1.01(a)
Non-Compete Period 6.12(a)
Notice of Objection 1.03(b)
OFAC 3.22
Payroll Obligations 1.04(c)
Personal Information 3.24(g)
Privacy and Data Security Requirements 3.24(g)
Privacy Laws 3.24(g)
Proceeding 3.15(b)
Purchased Shares 1.02
Purchase Price 1.04(a)
Related Documents 5.01(i)
Relative Share 1.04(a)(ii)
Restricted Territory 6.12(a)
Schedules Article III
SEC 2.10
Securities Act 1.01(b)
Sellers Caption
Seller Shares 1.02
Seller Release 5.01(d)
Software Products 3.14(d)
Survival Date 6.07(b)
Stockholders’ Agreement 5.01(e)
Tax/Taxes 3.16(c)
Tax Return 3.16(c)
Termination Date 6.12(a)(iii)
Third Person Claim 6.08
Threshold 6.10(a)
Transfer Agent Instructions 1.04(b)(ii)

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into and made effective as of March 25, 2021, among Inpixon, a Nevada corporation (the “Buyer”), Game Your Game, Inc., a Delaware corporation (the “Company”), Rick Clemmer (“Clemmer”) and Martin Manniche (“Manniche,” and, together with Clemmer, the “Sellers”).

RECITALS

WHEREAS, the Sellers, on a fully diluted basis, collectively own 588,916 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as set out in Exhibit A;

WHEREAS, the Company wants to issue and sell the New Shares (defined below) to the Buyer, and the Buyer wants to purchase such New Shares from the Company, on the terms and conditions set out in this Agreement; and

WHEREAS, the Sellers want to sell the Seller Shares (defined below) to the Buyer, and the Buyer wants to purchase the Seller Shares from the Sellers, on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I.

SALE OF STOCK AND TERMS OF PAYMENT

Section 1.01 Issuance and Sale by the Company.

(1) Upon the terms and conditions contained in this Agreement, at the Closing, the Company shall issue and sell to the Buyer, and the Buyer shall purchase from the Company, free and clear of any Encumbrances, 283,473 shares of Common Stock (the “New Shares”).

(2) It is intended that the New Shares to be issued by the Company pursuant to Section 1.01(a) will be issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and therefore shall not require registration under the Securities Act.

Section 1.02 Purchase and Sale of Sellers’ Shares.

Upon the terms and conditions contained in this Agreement, at the Closing, the Sellers shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Sellers, free and clear of any Encumbrances, an aggregate of 238,527 shares of Common Stock owned by the Sellers (the “Seller Shares,” and, together with the New Shares, the “Purchased Shares”), as set forth on Exhibit A.

Section 1.03 Effect of Issuance and Sales.

After giving effect to the issuance of the New Shares under Section 1.01(a) and the purchase and sale of the Seller Shares under Section 1.02, the Buyer will, immediately after the Closing, own 522,000 Purchased Shares (constituting 52.2% of the issued and outstanding shares of the Company’s Common Stock, on a fully diluted basis (the “Buyer’s Percentage Interest”).

Section 1.04 Aggregate Purchase Price.

(1) Purchase Price. The aggregate purchase price payable by the Buyer for the Purchased Shares shall be $3,070,035 (the “Purchase Price”), consisting of:

(a) $1,666,932 in cash (the “Cash Consideration”) for the New Shares, to be paid by the Buyer to the Company at the Closing by wire transfer of immediately available funds; and

(b) a number of shares of the Buyer’s restricted common stock, par value $0.001 per share, calculated by dividing $1,403,103 by the lesser of (A) the closing price per share of the Buyer’s common stock, as reported or quoted by the Nasdaq Stock Market, immediately prior to the Closing and (B) the average closing price of the Buyer’s common stock, as reported or quoted by the Nasdaq Stock Market, for the 5 trading days immediately preceding the Closing Date (rounded down to the nearest whole Buyer Share) (the “Buyer Shares”), in exchange for the Seller Shares, to be issued by the Buyer to the Sellers at the Closing, with each Seller receiving a number of Buyer Shares (rounded down to the nearest whole Buyer Share) based on such Seller’s pro rata amount of the Seller Shares indicated on Exhibit A that such Seller shall sell to Inpixon at the Closing (“Relative Share”).

(2) Payment of Purchase Price.

(a) Cash Consideration. On or prior to the Closing Date, the Company will deliver to the Buyer wire instructions for the account of the Company to which the Cash Consideration will be delivered and the Buyer shall deliver the Cash Consideration in accordance with such instructions, which shall fully satisfy the Buyer’s obligations under Section 1.04(a)(i).

(b) Buyer Shares. Within 3 business days of the Closing Date, the Buyer will issue to each Seller, such Seller’s Relative Share in accordance with instructions delivered to the Buyer’s transfer agent to issue the Buyer Shares in book entry form and to record the Sellers as the legal and beneficial owners of such Buyer’s Shares (the “Transfer Agent Instructions”).

(3) Use of Proceeds. The parties hereto hereby acknowledge and agree that the Cash Consideration shall be used for working capital purposes consistent with the budget set forth on Exhibit F which may be subject to such modifications as may be approved by the Buyer and the Company’s Board of Directors and to satisfy approximately an aggregate of approximately $166,932 for payroll arrears from 2019 due to certain employees of the Company, as set forth on Exhibit B (the “Payroll Obligations”).

Section 1.05 Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) will be deemed to occur on the date on which all conditions precedent to the Closing have been satisfied or waived (the “Closing Date”) at such place and time as the Buyer, the Company and the Sellers may mutually determine. All proceedings to be taken, all documents to be executed and delivered by the parties, and all payments to be made and consideration to be delivered at the Closing will be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no proceedings will be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered. The Buyer, the Company and the Sellers may participate in the Closing by electronic means.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, severally, represent and warrant to the Buyer that the statements contained in this Article II are true and correct as of the Closing Date, except as otherwise expressly set forth in the Schedules of even date herewith and delivered by the Sellers on the date hereof (the “Seller Schedules”). The Seller Schedules will be arranged in paragraphs corresponding to the numbered and lettered Sections contained in this Article II, and the disclosure in any such numbered and lettered Section of the Seller Schedules shall qualify only the corresponding Section in this Article II (except to the extent disclosure in any numbered and lettered Section of the Seller Schedules is cross-referenced within another numbered and lettered Section of the Seller Schedules):

Section 2.01 Authority.

Each of the Sellers has full legal power, authority and capacity to execute and deliver this Agreement and each Related Document to which that Seller is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each Related Document to which a Seller is a party have been duly and validly executed and delivered by that Seller and constitute valid and binding obligations of that Seller, enforceable against that Seller in accordance with their terms.

Section 2.02 Title to Shares.

The Sellers lawfully own beneficially and of record the number of the Seller Shares that are set out opposite their names in Exhibit A and have good and marketable title to such Seller, free and clear of any pledges, security interests, mortgages, deeds of trust, liens, charges, encumbrances, equities, claims, adverse claims, options, rights of first refusal, rights of way, conditional sales, grants of power to confess judgment or limitations whatsoever (“Encumbrances”). There are no claims, actions or proceedings of any kind pending or threatened in writing by or against the Sellers concerning such Seller Shares. At the Closing, the Sellers will transfer, assign and deliver to the Buyer good title to the Purchased Shares, free and clear of any Encumbrances.

Section 2.03 Capitalization.

Except as disclosed in Schedule 2.03, neither the Sellers nor any relative or other Affiliate of any of the Sellers, have any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company and no such person is indebted to the Company, nor is the Company indebted to any such person.

Section 2.04 Consents and Approvals.

Neither the execution and delivery of this Agreement and the Related Documents by the Sellers, nor the sale by the Sellers of the Purchased Shares under this Agreement nor the consummation of the other transactions contemplated by this Agreement and the Related Documents will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority other than those that are set out on Schedule 2.04.

Section 2.05 Legal Proceedings, Etc.

There is no claim, action, proceeding or investigation pending, nor, to the Knowledge of the Sellers, is there any basis for or any threatened claim, action, proceeding or investigation, against or relating to the Sellers before any court, arbitrator or governmental or regulatory authority or body acting in an investigative or adjudicative capacity, nor has any such claim, action, proceeding or investigation been pending or threatened in the past 5 years, which would seek to prevent the sale by the Sellers of the Purchased Shares under this Agreement nor the consummation of the other transactions contemplated by this Agreement and the Related Documents.

Section 2.06 [Intentionally Omitted].

Section 2.07 Broker’s or Finder’s Fees.

Neither the Sellers, nor any person acting on the Sellers’ behalf, has employed an agent, broker, person or firm in connection with the transactions contemplated by this Agreement. To the extent that any Seller has incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement, that Seller will be solely responsible for the payment of that Liability.

Section 2.08 Related Party Transactions; Guarantees.

Except as set out on Schedule 2.08, there are no related party transactions between the Company, on the one hand, and the Sellers (or any spouse, other family member or Affiliate of any Seller), on the other hand, in existence as of the Closing, and there are no Liabilities between any Seller (or any spouse, other family member or Affiliate of any Seller) and the Company that will not by their terms or otherwise terminate at or before the Closing.

Section 2.09 Anti-Corruption Laws.

Neither any Seller, nor anyone acting on any of their behalf, has directly or indirectly: (a) made, offered to make or promised to make any payment or transfer of anything of value, directly or indirectly, to (i) anyone working in an official capacity for any governmental entity, including any employee of any government-owned or controlled entity or public international organization or (ii) any political party, official of a political party or candidate for political office, in order to obtain or retain business, or secure any improper business advantage, except for the payment of fees required by Law to be paid to governmental authorities, (b) made any unreported political contribution, (c) made or received any payment that was not legal to make or receive, (d) engaged in any transaction or made or received any payment that was not properly recorded on its books, (e) created or used any “off-book” bank or cash account or “slush fund”, or (f) engaged in any conduct constituting a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or the United Kingdom Bribery Act 2010, as amended.

Section 2.10 Review of SEC Reports.

The Sellers have (i) received and carefully reviewed the Buyer’s annual, current and periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”) since December 31, 2019 in accordance with the Securities Exchange Act of 1934, as amended, and (ii) had the opportunity to ask questions and receive answers from the Buyer’s officers and directors concerning such forms and the documents incorporated by reference therein and to obtain any documents relating to the Buyer which are on file with the SEC and available for inspection by the public. The Sellers are aware of the risks inherent in an investment in the Buyer and specifically the risks of an investment in the securities. In addition, the Sellers are aware and acknowledge that there can be no assurance of the future viability or profitability of the Buyer, nor can there be any assurance relating to the current or future price of the Buyer’s common stock, as traded on the Nasdaq Stock Market, or market conditions generally.

Section 2.11 Own Account.

The Sellers understand that the Buyer Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and each Seller is acquiring the Buyer Shares to be issued to such Seller as principal for its or his own account and not with a view to or for distributing or reselling such Buyer Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Buyer Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Buyer Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the Seller’s right to sell the Buyer Shares pursuant to an effective registration statement or otherwise in compliance with applicable federal and state securities laws).

Section 2.12 Sellers’ Status.

At the time the Sellers were offered the Buyer Shares, they were, and as of the date hereof are, either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. The Sellers, either alone or together with their representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Buyer Shares, and have evaluated the merits and risks of such investment. The Sellers are able to bear the economic risk of an investment in the Buyer Shares and, at the present time, are able to afford a complete loss of such investment.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MANNICHE

The Company and Manniche, jointly and severally, represent and warrant to the Buyer that the statements contained in this Article III are true and correct as of the Closing Date, except as otherwise expressly set forth in the Schedules of even date herewith and delivered by the Company on the date hereof (the “Company Schedules,” and, together with the Seller Schedules, the “Schedules”). The Company Schedules will be arranged in paragraphs corresponding to the numbered and lettered Sections contained in this Article III, and the disclosure in any such numbered and lettered Section of the Company Schedules shall qualify only the corresponding Section in this Article III (except to the extent disclosure in any numbered and lettered Section of the Company Schedules is cross-referenced within another numbered and lettered Section of the Company Schedules):

Section 3.01 Organization; Qualification.

The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now conducted. Schedule 3.01 sets out a complete and correct list of the jurisdictions in which the Company is qualified or registered to do business, and the Company is not required by applicable Law to be so qualified or registered in any other jurisdiction. Schedule 3.01 also contains complete and correct copies of all documents by which the Company established its legal existence or that govern the Company’s internal affairs, including, as applicable, its certificate or articles of incorporation and bylaws, any stockholders’ agreements and similar governing documents, each as amended and currently in effect (collectively, “Fundamental Documents”).

Section 3.02 Capitalization.

(1) The total authorized capital stock of the Company consists of 1,529,412 shares of Common Stock and 400,000 shares of preferred stock, par value $0.001 per share, of which 658,527 shares of Common Stock (i) are issued and outstanding (ii) have been duly authorized and (iii) are validly issued, fully paid, and non-assessable. Except as set out in the immediately preceding sentence or as forth in Schedule 3.02, no other capital stock or other equity securities of the Company are authorized, issued or outstanding. Schedule 3.02 sets out the name of each current holder of the Common Stock and the number of shares of Common Stock.

(2) Other than this Agreement, and except as set out in Schedule 3.02, (i) there is no subscription, option, warrant, call, right, agreement or commitment, whether written or oral, relating to the issuance, sale, delivery or transfer (including any right of conversion or exchange under any outstanding security or other instruments) by the Company of the Seller Shares or any other Common Stock or other capital stock or equity securities of the Company, (ii) there are no written or verbal outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire the Seller Shares or any outstanding Common Stock or other capital stock or equity securities of the Company, (iii) there are no stock appreciation rights, phantom stock rights or similar rights or arrangements concerning the Company, the Seller Shares or any Common Stock or other capital stock or equity securities of the Company and (iv) there are no contracts, commitments, arrangements, understandings, or restrictions to which the Company, or the Sellers or any other holder of the Company’s equity securities is bound relating to the Seller Shares or any shares of capital stock or other equity securities of the Company (each “Common Stock Equivalents”). Schedule 3.02 sets out the name of each holder of Common Stock Equivalents that is currently outstanding or was outstanding anytime within the last twelve months prior to the date of this Agreement, including the type of security held (warrant, option, indebtedness) and the number of shares of Common Stock underlying such Common Stock Equivalents or for which such Common Stock Equivalents were converted, exercised or exchanged.

(3) Except as disclosed in Schedule 3.02, no officer, director, employee or shareholder of the Company, nor any relative or other Affiliate of any of the foregoing, have any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company and no such person is indebted to the Company, nor is the Company indebted to any such person.

Section 3.03 Authority Relative to this Agreement.

(1) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Related Document to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and each Related Document to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each other party hereto and thereto, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar applicable Laws affecting creditors’ rights generally or by general equitable principles affecting the enforcement of contracts.

(2) There are no claims, actions or proceedings of any kind pending or threatened in writing by or against the Company concerning such Seller Shares.

Section 3.04 Subsidiaries; Investments.

(1) Schedule 3.04 identifies all subsidiaries, corporations, companies, partnerships, associations, joint ventures or other persons in which the Company has, directly or indirectly, an equity or similar investment (the “Subsidiaries”). For the purposes of this Article III, all references to the Company shall also include and be references to the Subsidiaries.

(2) Each Subsidiary listed in Schedule 3.04 is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, with all requisite power and authority to own, lease and operate its properties and to conduct its business as now conducted, and is duly qualified as a foreign entity to transact business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of property requires such qualification. Except as set forth in Schedule 3.04, the Company owns all of the issued and outstanding shares of capital stock (or other equity or ownership interests) of the Subsidiaries, free and clear of any Encumbrances.

Section 3.05 Consents and Approvals; No Violation.

Neither the execution and delivery by the Company of this Agreement and the Related Documents to which it is a party, nor the consummation of the transactions contemplated by this Agreement and such Related Documents, will (a) conflict with or result in any breach of any provision of the Fundamental Documents of the Company; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority other than those that are set out on Schedule 3.05 and have been made or obtained; (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms of any note, mortgage, indenture, deed of trust, real property lease or other contract or agreement to which the Company is a party or by which the Company is bound or subject, except for those defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained as set out on Schedule 3.05; (d) result in the creation of any encumbrance, security interest, equity or right of others upon any of the properties or assets of the Company or under the terms, conditions or provisions of any agreement to which the Company or the assets the Company may be bound or affected; or (e) violate any order, writ, injunction, decree, law, statute, rule or regulation of any governmental entity (“Law”) applicable to the Company or the assets of the Company.

Section 3.06 Financial Statements.

(1) Schedule 3.06 contains (i) the unaudited consolidated balance sheet of the Company as at December 31, 2019 and the related consolidated income statement of the Company for the fiscal year ended December 31, 2019 (the “2019 Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as at December 31, 2020 and the related consolidated income statement of the Company for the fiscal year ended December 31, 2020 (the “2020 Financial Statements,” and, together with the 2019 Financial Statements, the “Financial Statements”).

(2) Each Financial Statement, including the related notes and schedules thereto: (i) has been prepared in accordance with the books and records of the Company, which are true and complete in all material respects and which have been maintained in a manner consistent with historical practice, (ii) presents fairly, in accordance with GAAP, the financial condition and results of operations of the Company which it purports to present as of the dates thereof and for the periods indicated therein and (iii) has been prepared on the consistent basis and in accordance with consistent policies, principles and practices throughout the periods covered thereby (except as may be indicated therein, in the notes thereto or as summarized in Schedule 3.06, and except, in the case of the 2020 Financial Statements, for the absence of footnotes and to standard year-end adjustments, none of which will be material). “GAAP” means generally accepted accounting principles in the United States, as consistently applied by the Company.

(3) Since the date of the 2020 Financial Statements, except as set out on Schedule 3.06, there has been no change in (i) any accounting principle, procedure or practice followed by the Company or (ii) the method of applying any such principle, procedure or practice.

Section 3.07 Undisclosed Liabilities.

Except as set out in Schedule 3.07, the Company does not have any material Liabilities (for the purpose of this Section, “material” means Liabilities that, individually or in the aggregate, exceed $10,000), that are not fully reflected or reserved against in the 2020 Financial Statements, except those that have been incurred in the ordinary course of business since the date thereof (none of which are material). Except as set out in Schedule 3.07, there is no basis for any claim against the Company for any material Liability that is not fully reflected or reserved against in the 2020 Financial Statements, other than obligations incurred in the ordinary course of business since the date of the 2020 Financial Statements (none of which are material). “Liabilities” means liabilities or obligations, secured or unsecured, of any nature whatsoever, whether absolute, accrued, contingent or otherwise, and whether due or to become due.

Section 3.08 Absence of Adverse Changes and Extraordinary Events.

Except as set forth in Schedule 3.08 or otherwise contemplated by this Agreement, from the date of the 2020 Financial Statements through the Closing Date, (a) the Company has not entered into any transactions other than in the ordinary course of business consistent with past practice, (b) there has not been any event that has had or may have a material adverse effect on the Company, (c) the business of the Company has been operated only in the ordinary course and substantially in the manner that that business was heretofore conducted, (d) all vendors and contractors of the Company have been promptly paid and (e) Manniche has used his commercially reasonable efforts to preserve the goodwill of the Company and his relationships with its employees, customers and suppliers.

Section 3.09 Insurance.

The Company maintains insurance for its properties against loss or damage by fire or other casualty and maintains such other insurance, including liability insurance, as is usually maintained by prudent companies similar in size and credit standing to the Company and engaged in the same or similar businesses. Schedule 3.09 sets out a complete and correct list of the insurance policies maintained by the Company. Except as set out in Schedule 3.09, none of those insurance policies will in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

Section 3.10 Title to Assets.

The Company has good and marketable title to, or, solely to the extent set out in Schedule 3.10, a valid leasehold interest in, all of its assets, properties and interests in properties, real, personal or mixed (a) reflected on the balance sheet included in the 2020 Financial Statements, (b) acquired since the date of that balance sheet or (c) required for or used in the conduct of its business as currently conducted, except for inventory sold in the ordinary course of business since the date of that balance sheet and accounts receivable and notes to the extent that they have been paid (collectively, the “Assets”). All of the equipment included in the Assets is in good operating condition, and is adequate for use in the ordinary course of the Company’s business consistent with past practice, except for damaged, worn or defective items that have been written off or written down to fair market value or for which adequate reserves have been established in the 2020 Financial Statements. Except as set out in Schedule 3.10, all of the Assets are owned by the Company, free and clear of any Encumbrances, and no Assets are held on a consignment or lease basis.

Section 3.11 Credit lines, Loans, Guarantees, Banks.

Schedule 3.11 describes all the loans and credit lines of the Company, including the identity of the lender, the loan amount and balance, terms, related security interests and the identity of any guarantors. Except as set out on Schedule 3.11, (a) the Company has no indebtedness for borrowed money or other debt obligation, other than trade credit extended in the ordinary course of business by the suppliers and vendors of the Company, (b) the Company has not guaranteed the Liabilities of any third person and (c) the Company is not obligated to indemnify any third person. The full details of the Company’s bank accounts as of the Closing Date, including the names of all persons authorized to draw thereon or make withdrawals therefrom, and the balance of each such account as of the most recent statement date, are detailed in Schedule 3.11.

Section 3.12 Labor Matters.

(a) The Company is in full compliance with all applicable Laws concerning employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company pending or, to the Knowledge of the Company or Manniche, threatened before any court, administrative agency or other tribunal or governmental entity; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company or Manniche, threatened against or affecting the Company; (d) no grievance nor any arbitration proceeding arising out of or under any collective bargaining or other agreement is pending against the Company; and (e) the Company has not experienced any strike or work stoppage or other industrial dispute involving its employees in the past 5 years.

Section 3.13 Employees; Employee Benefit Arrangements.

(1) Schedule 3.13(a) is a true and complete list of the names and positions of each employee of the Company (the “Employees”) and the following compensation information for fiscal year 2019 and 2020 and fiscal year 2021 to date for each Employee (as applicable): (i) annual base salary; (ii) annual bonus; (iii) commissions; (iv) benefits; (v) severance; and (vi) all other items of compensation that are in fact paid, provided or made available to that Employee or that the Company is required to pay, provide or make available to that Employee under any written or oral agreement, plan or other understanding or arrangement. The Company has no outstanding Liabilities (including any commission payments due) with respect to any Employee (or any dependent or beneficiary of any such Employee) that are not accrued for in the 2020 Financial Statements. Except as set out on Schedule 3.13(a), the employment of all Employees is “at will,” and the Company may terminate the employment of each Employee at any time, for any reason or for no reason. Except as set out on Schedule 3.13(a), the Company has not offered employment to any individual who is not an Employee.

(2) “Benefit Arrangement” means any employee benefit plans, as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other applicable Law, or other pension, savings, retirement, benefit, fringe benefit, compensation, deferred compensation, incentive, bonus, commission, profit-sharing, insurance, welfare, severance, change of control, parachute, stock option, stock purchase or other employee benefit plan, program or arrangement, whether or not subject to any of the provisions of ERISA, whether or not funded and whether written or oral.

(3) Except as referred to in Schedule 3.13(c), the Company has no Benefit Arrangements covering former or current employees of the Company, or under which the Company has any Liability (each such Benefit Arrangement, a “Company Employee Plan”). The Company has no commitment or obligation to create any additional Benefit Arrangements or to increase benefit levels, provide any new benefits under or otherwise change any Company Employee Plan, and no such creation, increase or change has been proposed, made the subject of written or oral representations to employees or requested or demanded by employees under circumstances that make it reasonable to expect that it will occur. Correct and complete copies of all Company Employee Plans are attached as part of Schedule 3.13(c).

(4) Each Company Employee Plan is and has been administered in compliance with its terms and with the requirements of applicable Law and for the exclusive benefit of the participants and beneficiaries of that Company Employee Plan. There is no pending or, to the Company’s or Manniche’s Knowledge, threatened legal action, arbitration or other proceeding against the Company with respect to any Company Employee Plan, other than routine claims for benefits, that could result in Liability to the Company or to the Buyer, and there is no basis for any such legal action or proceeding. All required, declared or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals with respect to each Company Employee Plan for all periods ending prior to or as of the Closing Date have been made or properly accrued on the Financial Statements, including the balance sheet included in the 2020 Financial Statements, or with respect to accruals properly made after the date of the 2020 Financial Statements, on the books and records of the Company. There is no unfunded actual or potential Liability relating to any Company Employee Plan that is not reflected on the Financial Statements, including the balance sheet included in the 2020 Financial Statements, or with respect to accruals properly made after the date of the 2020 Financial Statements, on the books and records of the Company. Each Company Employee Plan that is a “group health plan” within the meaning of Section 5000 of the Internal Revenue Code of 1986, as amended (the “Code”) has been maintained in compliance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and no Tax payable on account of Section 4980B of the Code has been or is expected to be incurred. If any Company Employee Plan is, or has features that constitute, a “nonqualified deferred compensation plan” within the meaning of Treas. Reg. §1.409A-1(a), that Company Employee Plan has been operated in compliance with Section 409A of the Code and applicable Treasury regulations thereunder and the Company has no any obligation to pay, reimburse or indemnify any service provider in any such Company Employee Plan for Taxes resulting from the service provider’s participation in that Company Employee Plan. Except as may be required under COBRA or other Laws of general application, no Company Employee Plan obligates the Company to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other “welfare-type” benefits. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (either of severance pay or otherwise) becoming due under any Company Employee Plan, or from the Company, the Sellers or the Buyer, to any current or former employee or self-employed individual.

Section 3.14 Contracts; Customers.

(1) Schedule 3.14(a) sets out a full and complete list of all the written and oral contracts and commitments (including any (i) real property leases, (ii) customer contracts and customer orders, (iii) distributor and reseller agreements, (iv) license agreements, (v) partner, supplier and services contracts, (vi) powers of attorney (vii) contracts relating to the Software Products and (viii) indemnification agreements), (A) to which the Company is a party, (B) by which the Company is bound (C) or under which the Company has performed work, or had work performed for it, in the past 3 years that involve aggregate revenues or obligations of the Company in excess of $10,000 per contract or have any remaining term as of the Closing Date (collectively, the “Contracts”). Except as disclosed on Schedule 3.14(a), (y) neither the Company nor, to Manniche’s Knowledge, any other party to a Contract, is in breach or violation of, or in default under, any of the Contracts, and (z) the consummation of the transactions contemplated by this Agreement will not constitute a default or breach under any of the Contracts. Except as specifically indicated in Schedule 3.05, the execution, delivery and performance of this Agreement will not give rise to any consent requirement under any of the Contracts. Except as set out on Schedule 3.14(a), all of the Contracts are in full force and effect and have not been modified or amended in any material respect since the date of the 2020 Financial Statements.

(2) Schedule 3.14(b) contains a complete and correct list and brief description of (i) all contracts and other transactions that remain in effect or progress or that were entered into within the past 3 years involving the Company with respect to which any officer, director, employee, contractor or shareholder of the Company, or any relative or other Affiliate of any of the foregoing, is or was a party or is or was otherwise interested (other than an interest existing solely by virtue of, arising solely from and limited solely to, the person’s position as an officer, director, employee, contractor or shareholder of a the Company) and (ii) the amount of all compensation paid or other payments made, for services rendered or otherwise, during each of the 3 calendar years prior to the date of Closing, and the aggregate amount of all such compensation paid or other payments made in the current calendar year through the Closing Date, to any such person by the Company regardless of the materiality thereof. Except as set out in Schedule 3.14(b), no Seller has had any direct or indirect interest in any competitor, customer, supplier or other person, firm or corporation that has had any material business relationship or material transaction with the business of the Company during the last 3 years, nor is any of the foregoing a party to, nor the owner of property that is the subject of, any business arrangement with the Company.

(3) Schedule 3.14(c) contains a complete and correct list of all current clients and customers of the Company, together with, for each client or customer, (i) any active projects for that client or customer, (ii) whether the Company is performing those projects on a fixed price or time and materials basis, (iii) a reference to any Contract under which the Company is performing those projects, (iv) for fixed price projects, the commencement date, deliverables/milestones that have been met, payments received, schedule for completion, completion percentage, percentage of resources investment since the beginning of the project, updated work/Gantt plan, remaining payments due from the client or customer, and the extent of the Company’s maintenance/warranty commitment and (v) for time and materials projects, the commencement date, details of rates and number of employees, average monthly amounts billed, advance notice period (from the customer or client) and the extent to which the customer is authorized to recruit Company employees.

(4) Schedule 3.14(d) contains a correct and complete list of the Software Products, together with, for each Software Product, (i) whether the Intellectual Property in that Software Product is owned by the Company or by a vendor to the Company, and, if applicable, the name of that vendor, (ii) if that Software Product is sourced from a vendor, a reference to any distribution or similar agreement under which the Company distributes that Software Product, which is included in the Contracts and a copy of which is included in Schedule 3.14(f), (iii) to the extent applicable, a description of the Company’s distribution rights for that Software Product (territory, exclusivity, minimum quota requirements, possibility of termination of the agreement for convenience reasons), (iv) the Company’s customer base and revenues from licenses and maintenance for that Software Product during the past 3 years, (v) the Company’s payments to the vendor, if applicable, for that Software Product during the past 3 years and (vi) a list and description of the Company’s personnel supporting that Software Product (divided into the categories of sales, pre-sale and post-sale). “Software Products” means all software products that the Company distributes, whether the Intellectual Property in those products is owned by the Company or by a vendor to the Company.

(5) Schedule 3.14(e) contains a complete and correct list and brief description of all current and prospective clients and customers of the Company with which the Company is currently negotiating material business arrangements, including the (i) status of the negotiation of any contract, (ii) an estimate of the amount of revenue and gross profit to be generated from the contract and (iii) an estimate of the time period during which the Company will provide services to the client or customer.

(6) Schedule 3.14(f) contains a complete and correct copy of each written Contract and a reasonable summary of each oral Contract.

(7) Except as set out on Schedule 3.14(g), (i) to the Knowledge of the Company and Manniche, the Company’s relationship with each of its customers is good, (ii) no problem or disagreement exists between the Company and any customer, (iii) no customer has notified the Company that it intends to, nor has any customer threatened to, terminate, decrease or otherwise modify its relationship and dealings with the Company, and the Company and Manniche do not have any reason to believe that any customer intends to take any such action, in each case whether as a result of the transactions contemplated by this Agreement or otherwise.

Section 3.15 Legal Proceedings, Etc.

There is no claim, action, proceeding or investigation pending, nor, to the Knowledge of the Company or Manniche, is there any basis for or any threatened claim, action, proceeding or investigation, against or relating to the Company before any court, arbitrator or governmental or regulatory authority or body acting in an investigative or adjudicative capacity, nor has any such claim, action, proceeding or investigation been pending or threatened in the past 5 years, and the Company is not subject to any outstanding order, writ, injunction or decree (“Proceedings”).

Section 3.16 Taxes.

(1)(i) All Tax Returns required to be filed by the Company on or before the Closing Date have been filed by or on behalf of that Company. (ii) The Company has paid in full, or provided for in the 2020 Financial Statements, all Taxes required to be paid by it through the Closing Date, whether or not shown to be due on any Tax Returns. (iii) All accruals or reserves for Taxes reflected in the 2020 Financial Statements are adequate to cover Taxes accruing with respect to or payable by the Company through the date thereof and the Company has not incurred or accrued any Liability for Taxes subsequent to that date other than in the ordinary course of business. (iv) All Tax Returns filed or required to be filed on or before the Closing by the Company are true, correct and complete in all material respects and were prepared in substantial compliance with the applicable laws and regulations. (v) No Tax Return of the Company has been audited or is under audit by the relevant authorities, and the Company has not received any notice that any such Tax Return is under examination or will be audited. (vi) No extension of the statute of limitations with respect to any claim for Taxes has been granted by the Company. (vii) There are no liens or other Encumbrances for Taxes upon the assets of the Company except liens for Taxes not yet due. (viii) The Company is not party to or bound by any Tax allocation or sharing agreement, nor does it have any Liability for the Taxes of any person other than itself under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract or otherwise. (ix) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing by the Company to any employee, independent contractor, creditor, stockholder or other person.

(2) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local, or non-U.S. Tax law). The Company is not a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company has not been a party to any “reportable transaction” as defined in Code §6707A(c)(1) and Treas. Reg. §1.6011-4(b).

(3) “Tax” and “Taxes” mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, gains, use, value added, withholding, license, occupation, privileges, payroll and franchise taxes and stamp duties, imposed by the United States or any state, provincial, local or other government or subdivision or agency thereof; and those terms shall include any interest, penalties or additions to tax attributable to those assessments. “Tax Return” means any report, statement, return or other information required to be supplied by the Company to a taxing authority in connection with Taxes.

Section 3.17 Compliance with Law.

The Company has conducted its business in all material respects in compliance with, and is in compliance with, all applicable Laws.

Section 3.18 Full Disclosure.

This Agreement, including the representations and warranties contained in this Article III, the schedules, attachments and exhibits attached hereto, does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

Section 3.19 Broker’s or Finder’s Fees.

Neither the Company, nor any person acting on the Company’s behalf, has employed an agent, broker, person or firm in connection with the transactions contemplated by this Agreement. To the extent that the Company has incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement, Manniche will be solely responsible for the payment of that Liability.

Section 3.20 Guarantees.

The Company has not guaranteed the Liabilities of the Sellers or any other person.

Section 3.21 Intellectual Property.

(1) “Intellectual Property” means (i) any and all inventions, technology, patents, and reissuances, continuations, continuations-in-part, divisions and reexaminations of those patents, (ii) trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, including all goodwill associated therewith, (iii) copyrightable works and copyrights (including software, databases, data and related documentation), (iv) mask works, (v) trade secrets and confidential business information (including ideas, research and development, know-how, processes and techniques, technical data, designs, drawings, specifications, client, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (vi) all registrations, applications, renewals, and recordings of any of the preceding items listed in this sentence. Schedule 3.21 sets out each item of Intellectual Property that is used in the conduct of the business of the Company as currently conducted.

(2) The Company either owns the entire right, title, and interest to, or holds an existing, valid and enforceable license to use, all the Intellectual Property used in or required for the business of the Company as currently conducted (any such license and any required royalty payments are set out on Schedule 3.21).

(3) There are no actions instituted or, to the Knowledge of the Company or Manniche, threatened by any third person pertaining to, or challenging, the Company’s use of, or right to use, any Intellectual Property.

(4) Neither the Intellectual Property of the Company nor the conduct of the business of the Company infringes any Intellectual Property of any third person, nor has the Company received any written assertion of any such infringement or any offer to license Intellectual Property under claim of use.

(5) To the Knowledge of the Company or Manniche, no third person is infringing upon any Intellectual Property of the Company.

(6) All current and former employees and consultants of the Company have signed (i) non-disclosure agreements related to the Company’s Intellectual Property rights and (ii) agreements obligating them to assign to the Company Intellectual Property rights developed by them in the course of their service to the Company, and those agreements are currently in full force and effect.

(7) The Company has not violated or breached, nor is in violation or in breach of, any confidentiality, non-competition, non-solicitation or similar obligation of the Company to any person.

Section 3.22 OFAC and September 24, 2001 Executive Order.

Neither the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”), nor any similar list maintained by OFAC, nor the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, is applicable to the Company or the Sellers.

Section 3.23 Anti-Corruption Laws.

Neither the Company nor anyone acting on its behalf, has directly or indirectly: (a) made, offered to make or promised to make any payment or transfer of anything of value, directly or indirectly, to (i) anyone working in an official capacity for any governmental entity, including any employee of any government-owned or controlled entity or public international organization or (ii) any political party, official of a political party or candidate for political office, in order to obtain or retain business, or secure any improper business advantage, except for the payment of fees required by Law to be paid to governmental authorities, (b) made any unreported political contribution, (c) made or received any payment that was not legal to make or receive, (d) engaged in any transaction or made or received any payment that was not properly recorded on its books, (e) created or used any “off-book” bank or cash account or “slush fund”, or (f) engaged in any conduct constituting a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or the United Kingdom Bribery Act 2010, as amended.

Section 3.24 Privacy and Data Security.

(1) Except as set forth on Schedule 3.24(a), the Company does not collect, store, maintain, use, share or process, and has not during the 5 year period immediately preceding the date of this Agreement collected, stored, maintained, used, shared and processed any Personal Information, in connection with the Company’s business.

(2) Except as set forth on Schedule 3.24(b), no Person has provided the Company with any written notice, claim, charge or complaint, or brought or commenced any Proceeding, alleging a violation of any Privacy and Data Security Requirements, and to the Company’s Knowledge, there is no reasonable basis for any Action against the Company arising from or related to a violation of any Privacy and Data Security Requirements applicable to the Company’s assets or business. The Company is not, and during the 5 year period immediately preceding the date of this Agreement has not been, subject to any investigation, audit or inquiry with regard to any Privacy and Data Security Requirements applicable to the Company, its assets or its business.

(3) Except as set forth on Schedule 3.24(c), in the 5 year period immediately preceding the date of this Agreement, to the Company’s Knowledge, has been no (i) failure, breakdown or other adverse events affecting any IT Systems that have caused a material disruption or interruption in or to the use of any such IT Systems; (ii) privacy or data security breach of any IT Systems, or unauthorized acquisition, exfiltration, manipulation, erasure, use or disclosure of any Personal Information, owned, used, stored, received, or controlled by or on behalf of the Company, including any unauthorized use or disclosure of Personal Information that would constitute a breach for which notification to individuals and/or regulatory authorities is required under any applicable Privacy Laws.

(4) The Company has followed, and is currently following, best practices related to the implementation of commercially reasonable administrative, technical and physical safeguards, in all material respects, as in effect from time to time, that are designed to maintain the safety and security of the IT Systems and, the IT Systems do not have any material security vulnerabilities.

(5) The Company has taken, and is currently taking, reasonable measures in all material respects in accordance with industry standards, to detect security vulnerabilities with respect to the IT Systems, and to maintain and train applicable personnel on policies and procedures to escalate any security vulnerability resulting in, or reasonably likely to result in, unauthorized access to the IT Systems, to the attention of the Company’s executives.

(6) Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of any Privacy and Data Security Requirements.

(7) For purposes of this Agreement, these terms shall have the following meanings:

(1) “Personal Information” means any information that, either individually or when combined with other information, can be used to identify a specific individual or derive information specific to a particular individual, and any information or data sufficient to identify the current, past or potential employees, contractors, suppliers or customers of the Company, including, but not necessarily limited to, the following information: a first name and last name in combination with (i) a home or other physical address, including street name and name of city or town; (ii) an email address or other name, that reveals an individual’s email address; (iii) a telephone number; (iv) a Social Security number; (v) financial information, including credit card information, debit card information, checking account information, account number and check number, in combination with a password, PIN, or security question and answer that allow access; (vi) passwords; (vii) a Passport, driver’s license, military or state identification, or alien registration number; (viii) location information, a device identification number, an online or persistent identifier, such as a customer number held in a “cookie,” “tag,” “beacon,” or processor serial number; (ix) human resources information, such as benefits plan information, member number, salary information, performance history, individually identifiable health information as defined by Health Insurance Portability and Accountability Act and the privacy rules promulgated thereunder, and similar information; (x) any nonpublic personally identifiable financial or transactional information, such as a credit report, information relating to a relationship between an individual person and a financial institution, and/or related to a financial transaction by such individual person with a financial institution; (xi) an employee ID number; (xii) biometric information; or (xiii) any other information that is identifiable to or identifies an individual, whether or not combined with any of (i) through (xiii) above.

(2) “Privacy and Data Security Requirements” means all (a) privacy and data security requirements in an applicable Law, (b) any privacy policies pursuant to which the Company collected any information, in each case to the extent related to privacy, security, data collection, data protection, data sharing, direct marketing, and behavioral marketing, and workplace privacy, including the collection, processing, storage, protection and disclosure of Personal Information, and (c) any contractual requirements that relate to the collection, use or privacy of Personal Information and/or that otherwise require compliance with any applicable Privacy Laws, in each case as applicable to the Company and its business and operations.

(3) “Privacy Laws” all applicable Laws governing the collection, storage, transmission, transfer, disclosure, privacy, data security and use of Personal Information.

(4) “IT Systems” means all software, computer systems, servers, hardware, network equipment, databases, websites, and other information technology systems of whatever type or kind that are used to process, store, maintain and operate data, information, and functions that are owned, leased or licensed by or to the Company.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Company and the Sellers as follows:

Section 4.01 Organization.

The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 4.02 Authority Relative to this Agreement.

The Buyer has full corporate power and authority to execute and deliver this Agreement and each Related Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Related Document to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by requisite corporate action taken on the part of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and each Related Document to which the Buyer is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and each Related Document to which the Buyer is a party have been duly and validly executed and delivered by the Buyer and constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms.

Section 4.03 Consents and Approvals; No Violation.

Neither the execution and delivery by the Buyer of this Agreement and each Related Document to which the Buyer is a party, nor the purchase by the Buyer of the Purchased Shares under this Agreement nor the consummation of the other transactions contemplated by this Agreement and the Related Documents to which the Buyer is a party will (a) conflict with or result in any breach of any provision of the Fundamental Documents of the Buyer, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority other than those that have been made or obtained; or (c) Law applicable to the Buyer or any of its assets.

Section 4.04 Broker’s or Finder’s Fees.

Except as set out on Schedule 4.04, neither the Buyer, nor any person acting on the Buyer’s behalf, has employed an agent, broker, person or firm acting on behalf of the Buyer in connection with the transactions contemplated hereby. To the extent the Buyer has incurred any Liabilities for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, the Buyer will be solely responsible for the payment of those Liabilities.

Section 4.05 Issuance of Buyer Shares.

The Buyer Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances imposed by the Buyer other than restrictions on transfer provided for in connection with the transaction contemplated by this Agreement.

ARTICLE V.

CLOSING CONDITIONS AND PRE-CLOSING COVENANTS

Section 5.01 Conditions to the Obligations of Buyer at Closing.

The obligations of the Buyer to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction, on or prior to the Closing Date, of the conditions set forth in this Section 5.01, unless waived (to the extent such conditions can be waived) by the Buyer.

At the Closing, the Company and Sellers shall deliver to the Buyer the following:

1. One or more stock certificates representing the Purchased Shares, accompanied by stock powers duly executed in blank or duly executed instruments of transfer and any other documents that are necessary to transfer to the Buyer good and marketable title to the Purchased Shares, free and clear of any Encumbrances;

2. The stock books, stock ledgers, minute books, corporate seals and similar corporate records of the Company;

3. Resignation letters, in the form and substance satisfactory to the Buyer and effective as of the Closing Date, of each director and officer of the Company and its Subsidiaries, as requested by the Buyer;

4. A release of the Company in the form attached as Exhibit C (the “Seller Release”), signed by the Sellers;

5.A stockholders’ agreement among each of the Sellers, the Buyer, the Company, and the other holders of capital stock of the Company, substantially in the form attached hereto as Exhibit D (the “Stockholders’ Agreement”), signed by each of the foregoing parties;

6. Documentation from the holders of Common Stock Equivalents outstanding immediately prior to the Closing relating to the conversion, exercise, exchange or cancellation, as applicable, of such Common Stock Equivalents, in the forms attached hereto as Exhibits E-1 through E4;

7.A certificate from each Seller stating that that such Seller is not a “foreign person” within the meaning of Section 1.1445-2(b) of the rules and regulations promulgated under Section 1445 of the Code;

8.A certificate of an authorized officer of the Company, dated as of the Closing Date, certifying (A) that true and complete copies of all of the Fundamental Documents of the Company as in effect on the Closing Date are attached thereto, (B) as to the incumbency and genuineness of the signatures of each officer of the Company executing this Agreement or any of the Related Documents on behalf of the Company; and (C) as to the genuineness of the resolutions attached thereto of the Board of Directors of the Company and/or the stockholders of the Company authorizing the execution, delivery and performance of this Agreement and the Related Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby;

9. Certificates of the secretaries of state of each of the states in which the Company is incorporated or qualified to do business, dated within 10 days of the Closing Date, certifying as to the good standing of the Company;

10. A certificate executed by an officer of the Company and each of the Sellers, dated the Closing Date, stating that the following conditions have been satisfied:

i. the representations and warranties set forth in Article II with respect to the Sellers and set forth in Article III with respect to the Company and Manniche (other than those representations and warranties that address matters as of particular dates, which need only be true and correct as of their respective dates) that are qualified as to materiality shall be true and correct in all respects, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the Closing Date; and

ii. the Company and the Sellers shall have performed or complied in all material respects with all of the covenants, obligations and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

11. Duly executed copies of all approvals, consents and/or waivers that are set forth in Schedules 3.05 and 3.14(a);

12. All consents, authorizations, orders and approvals of, filings or registrations with and the expiration of all waiting periods imposed by, any third Person, including any governmental entity, which are required for or in connection with the execution and delivery by the parties of this Agreement and the Related Documents to which they are parties and the consummation by the parties of the transactions contemplated hereby and thereby and in order to permit or enable the Company to conduct its business after the Closing in substantially the same manner as previously conducted, in form and substance reasonably satisfactory to the Buyer, which shall be in full force and effect;

13. A duly executed consent of the Board of Directors of the Company fixing the size of the Board of Directors to one member and appointing Nadir Ali as such sole member of the Company’s Board of Directors;

14. A Board Adviser Agreement, in the form attached hereto as Exhibit G, duly executed by Clemmer, pursuant to which Clemmer will serve as a senior advisor to the Board of Directors of the Buyer;

15. An amendment to the bylaws of the Company, in the form attached hereto as Exhibit H, duly adopted by the Board of Directors of the Company; and

16. All other documents, instruments and writings required to be delivered by the Company and Sellers at or prior to the Closing Date under this Agreement or otherwise required in connection with this Agreement.

“Related Documents” shall mean the deliveries set forth in clauses (a), (d)-(h), (j) and (n)-(p) of this Section 5.01.

Section 5.02 Conditions to the Obligations of the Company and Sellers at Closing.

The obligations of the Company and the Sellers to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction, on or prior to the Closing Date, of the conditions set forth in this Section 5.02, unless waived (to the extent such conditions can be waived) by the Company and the Sellers.

At the Closing, the Buyer will deliver the following to or for the account of the Sellers:

17. Each Related Document to which the Buyer is a party, signed by the Buyer;

18. The Cash Consideration in accordance with Section 1.01(a);

19. A copy of the Transfer Agent Instructions with respect to the issuance of the Buyer Shares delivered to the Buyer’s transfer agent; and

20. All other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date under this Agreement, or otherwise required in connection with this Agreement.

Section 5.03 Certain Covenants Prior to Closing.

21. Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, except as set forth on Schedule 3.08 or as consented to in writing by the Buyer, (a) conduct its business in the ordinary course of business (including any conduct that is reasonably related, complementary or incidental thereto), (b) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with persons with whom it does business and (c) do, and the Sellers shall cause the Company to do, all of the following:

1. not make any capital expenditure in excess of $10,000 individually or $50,000 in the aggregate;

2. not take or omit to take any action that would reasonably be expected to result in a material adverse effect on the Company;

3. not declare or pay a dividend on, or make any other distribution in respect of, its equity securities except dividends or distributions solely in cash;

4. not acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other person other than the acquisition of assets in the ordinary course of business;

5. not amend, extend, renew or terminate any Contracts, other than any Contracts or extensions (A) with a term of less than one year, (B) which involve $10,000 or less, or (C) amended, extended, renewed or terminated in the ordinary course of business;

6. not change in any material respect the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors, officers or manager or other key employees, other than changes made in accordance with normal compensation practices and consistent with past practices of the Company or changes required by employment agreements, any benefit plan or any Law;

7. not (A) terminate (otherwise than for cause) the employment or services of any director, officer or manager or other key employee except as contemplated by Section 5.01(c) or (B) grant any severance or termination pay to any director, officer or manager or any other employee;

8. not materially amend or enter into a new benefit plan (except as required by Law, prior agreement or customary renewal in the ordinary course of business) or collective bargaining agreement;

9. not incur any indebtedness in excess of $10,000 in the aggregate, except (A) current liabilities incurred in the ordinary course of business, (B) borrowings under existing credit facilities and (C) obligations under Contracts entered into in the ordinary course of business;

10. not issue any equity interests or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities (except in connection with the exercise or conversion of equity securities, options and warrants issued and outstanding as of the date hereof);

11. not adopt any amendments to the Company’s Fundamental Documents;

12. not make any material change in the accounting principles, methods, practices or policies applied in the preparation of the Financial Statements, unless such change is required by applicable Law or GAAP;

13. not sell or otherwise dispose of any material assets in excess of $10,000 in the aggregate, other than sales of inventory in the ordinary course of business and personal property sold or otherwise disposed of in the ordinary course of business and except for any asset which is obsolete;

14. not settle or compromise any action except to the extent involving solely money damages of no greater than $10,000;

15. preserve and maintain all of its material permits;

16. pay its debts, Taxes and other obligations when due;

17. maintain the material assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

18. continue in full force and effect without modification all of its insurance policies, except as required by applicable Law;

19. defend and protect its material assets from infringement or usurpation;

20. perform all of its material obligations under all Contracts relating to or affecting its assets or business;

21. maintain the books and records in accordance with past practice;

22. not make any loans, advances or capital contributions to any person;

23. comply in all material respects with all applicable Laws;

24. not (A) make, change or revoke any material Tax election outside of the ordinary course of business; (B) change any material annual Tax accounting period; (C) change any material Tax accounting principles, methods, practices or policies; (D) file any material amended Tax Return; or (E) enter into any material Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement (other than commercial Contracts entered into in the ordinary course of business that do not primarily relate to Taxes); or

25. not take or permit or agree to do any action that would cause any of the changes, events or conditions described in Section 5.03(c).

22. The Company and the Sellers shall immediately notify the Buyer in writing upon the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) any representation or warranty of any of the Sellers or the Company contained in this Agreement to be untrue or inaccurate in any material respect, at any time from the date of this Agreement to the Closing, if such representation and warranty were made at such time or (ii) any failure of any of the Sellers or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or him under this Agreement.

23. The Company and the Sellers will use their best efforts to cause the conditions set forth in Section 5.01 to be satisfied as soon as reasonably possible to consummate the transactions contemplated at the Closing.

ARTICLE VI.

POST-CLOSING COVENANTS; TERMINATION

Section 6.01 Expenses.

Except as otherwise provided in this Agreement (including in Section 6.06), the Company, Sellers and the Buyer shall each bear their own costs and expenses incurred in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby. Specifically, without limiting Section 6.06, acquisition-related expenses will be paid by the party for whose benefit the expenses were incurred. Also without limiting Section 6.06, the Buyer shall be responsible for fees, commissions, expenses and reimbursements incurred by or required to be paid to its professional advisors and each of the Company and Sellers shall be responsible for the fees, commissions, expenses and reimbursements incurred by or required to be paid to the Company or the Sellers’ professional advisors.

Section 6.02 Further Assurances.

Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the sale of the Purchased Shares and the other transactions contemplated by this Agreement and the Related Documents. From time to time after the Closing Date, the Company and Sellers shall, at their own expense and without further consideration, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order more effectively to vest in the Buyer good title to the Purchased Shares and to more effectively consummate the transactions contemplated by this Agreement (including transferring any assets used in the business of the Company).

Section 6.03 Nondisclosure.

24. Neither the Company or the Sellers will use or disclose at any time after the Closing, except with the prior written consent of an officer of the Buyer authorized to act in the matter, any trade secrets, proprietary information, or other information that the Company or the Buyer consider confidential, including formulas, designs, processes, suppliers, machines, improvements, inventions, operations, manufacturing, marketing, distributing, selling, cost and pricing data, master files, supplier and vendor lists and client or customer lists utilized by the Company or by the Buyer or any of their respective subsidiaries or Affiliates (collectively, the “Buyer Group”), or the skills, abilities and compensation of the Buyer Group’s employees and contractors, and all other similar information material to the conduct of the Business or any other business of the Buyer Group, which is or was obtained or acquired by the Company or the Sellers while in the employ of, or while a shareholder of, the Company; provided, however, that this provision shall not preclude the Company or the Sellers from (i) using or disclosing information that presently is known generally to the public or that subsequently comes into the public domain, other than by way of disclosure in violation of this Agreement or in any other unauthorized fashion, or (ii) disclosure of that information as required by Law or court order, provided, that (A) prior to that disclosure the Company or the Sellers give the Buyer 3 business days’ written notice (or, if disclosure is required to be made in less than 3 business days, then that notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the Law or order requiring disclosure and the disclosure to be made in accordance therewith and (B) the Company and the Sellers shall cooperate reasonably with the efforts of the Buyer to obtain a protective order covering, or confidential treatment of, the relevant information.

25. Any and all inventions, discoveries or other developments developed by a Seller (“developments”) during the term of that Seller’s employment with, or time as a shareholder of, the Company shall be conclusively presumed to have been created for and on behalf of the Company as part of that Seller’s obligation to the Company. Those developments shall be the property of and belong to the Company without the payment of consideration therefor in addition to the consideration paid by the Buyer for the Purchased Shares, and that Seller hereby transfers, assigns and conveys all of his right, title and interest in any such developments to the Company, and shall execute and deliver any documents that the Company deems necessary to effect that transfer on the request of the Company.

Section 6.04 Indemnification.

26. Indemnification by the Company and Manniche. The Company and Manniche and their successors and assigns, jointly and severally, shall save, defend and indemnify the Buyer, their Affiliates, successors and assigns and their directors, officers, employees and contractors (collectively, the “Buyer Indemnified Persons”) against, and hold them harmless from, any and all claims, Liabilities, losses, costs and expenses, of every kind, nature and description, fixed or contingent (including fees and expenses of lawyers, accountants and other professionals in connection with any action, claim or proceeding relating thereto or seeking enforcement of obligations hereunder) (“Losses”) arising out of:

iii. any breach, inaccuracy or untruth of any representation or warranty of the Company and Manniche contained in Article III of this Agreement or in any Related Document, or facts or circumstances constituting any such breach, inaccuracy or untruth;

iv. any breach of any covenant or agreement of the Company in this Agreement or any Related Document;

v. pre-Closing Taxes;

vi. any audit by any Taxing authority related to (i) any Tax Return of the Company for any Tax period ending on or before the Closing Date, including the portion ending on the Closing Date of any period that includes the Closing Date or (ii) any alleged payment or non-payment by the Company of any Tax for any such period;

vii. any Tax Liability of the Company arising as a result of the transactions contemplated by this Agreement or any of the Related Documents; or

viii. actions, activities or omissions of, or events involving, the Company prior to the Closing, notwithstanding any disclosure in this Agreement, on any Schedule or otherwise, except for (1) Liabilities of the Company to perform obligations arising after the Closing under (A) the Contracts listed in Schedule 3.14(a) and (B) sales and purchase orders entered into in the ordinary course of business and (2) Liabilities reflected in the 2020 Financial Statements.

27. Indemnification by the Sellers. The Sellers, severally, shall save, defend and indemnify the Buyer Indemnified Persons against, and hold them harmless from, any and all Losses arising out of :

ix.any breach, inaccuracy or untruth of any representation or warranty of the Sellers contained in Article II of this Agreement or in any Related Document, or facts or circumstances constituting any such breach, inaccuracy or untruth; or

x.any breach of any covenant or agreement of the Sellers, or either of them, in this Agreement or any Related Document.

Section 6.05 Assertion of Claims.

No claim for indemnification shall be brought under Section 6.04 unless the Buyer (on behalf of the Buyer Indemnified Persons) (the “Indemnified Party”), at any time prior to the applicable Survival Date, gives the Sellers and/or the Company, as applicable (the “Indemnifying Party”) (a) written notice of the existence of that claim, specifying the nature and basis of that claim and the amount of that claim, to the extent known or (b) written notice under Section 6.06 of any Third Person Claim, the existence of which might give rise to such a claim.

Section 6.06 Notice and Defense of Third Person Claims.

The obligations of the Indemnifying Party with respect to Losses resulting from the assertion of Liability by third persons (each, a “Third Person Claim”) shall be subject to the following terms and conditions:

28. The Indemnified Party shall promptly give written notice to the Indemnifying Party of any Third Person Claim which might give rise to any Losses by the Indemnified Party, stating the nature and basis of that Third Person Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay. That notice shall be accompanied by copies of all available relevant documentation with respect to that Third Person Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other related document or instrument.

29. If the Indemnifying Party acknowledges in a writing delivered to the Indemnified Party that the Indemnifying Party is obligated under the terms of its indemnification obligations hereunder in connection with a Third Person Claim, then the Indemnifying Party shall have the right to assume the defense of that Third Person Claim at its own expense and by its own counsel, which counsel shall be reasonably satisfactory to the Indemnified Party; except, that the Indemnifying Party shall not have the right to assume the defense of any Third Person Claim, notwithstanding the giving of that written acknowledgment, if (i) the Indemnified Party has been advised by counsel that there are one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because those interests could be in conflict with those of the Indemnifying Party, (ii) the action or proceeding involves any client, customer, service provider, supplier or other business relation of the Buyer or any of its Affiliates or any matter that is material to the Buyer beyond the scope of the indemnification obligation of the Sellers or (iii) the Indemnifying Party shall not have assumed the defense of the Third Person Claim in a timely fashion. For purposes of this Section 6.06(b)(iii), “timely fashion” shall mean before any responsive pleading is due for a suit filed in the Third Person Claim, or before any substantial prejudice can be identified by the Indemnified Party for a delay or failure to give notice, whichever is sooner.

30. If the Indemnifying Party assumes the defense of a Third Person Claim in accordance with Section 6.06(b) (under circumstances in which the exception in Section 6.06(b) is not applicable), the Indemnifying Party shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Party in connection with the defense of that Third Person Claim. If the Indemnifying Party does not exercise its right to assume the defense of a Third Person Claim by giving the written acknowledgement referred to in Section 6.06(b), or is otherwise restricted from so assuming by the exception in Section 6.06(b), the Indemnifying Party shall nevertheless be entitled to participate in that defense with its own counsel and at its own expense; and in any such case, the Indemnified Party shall assume the defense of the Third Person Claim at the Indemnifying Party’s expense, and shall act reasonably and in accordance with its good faith business judgment and the Indemnifying Party’s duty to indemnify under Section 6.04 shall continue to apply.

31. If the Indemnifying Party exercises its right to assume the defense of a Third Person Claim, the Indemnifying Party shall not make any settlement of any claims without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party proposes the settlement of any claim which is capable of settlement by the payment of money only and demonstrates to the reasonable satisfaction of the Indemnified Party that the proposal is acceptable to the claimant and that the Indemnifying Party has the ability to pay the amount required to settle the claim, and the Indemnified Party does not consent thereto within 30 days after the receipt of written notice thereof, any Losses incurred by the Indemnified Party in excess of the proposed settlement shall be at the sole expense of the Indemnified Party.

Section 6.07 Survival.

32. The covenants and other agreements of the Company and Sellers contained in this Agreement shall survive the Closing Date unless and until they are otherwise terminated by their own terms. The representations and warranties of the Sellers and the Company contained in this Agreement shall survive the Closing Date through the date that is 36 months after the Closing Date, except, that the representations and warranties contained in Sections 2.01, 2.02, 2.03, 2.05, 3.01, 3.02, 3.03, 3.10, 3.12, 3.15, 3.16, 3.17, 3.18, 3.21 and 3.24 (collectively, the “Fundamental Representations”) shall survive the Closing Date until the expiration of the applicable statute of limitations, or until the expiration of the period in which any regulatory authority has the power to make any claims, assessment or reassessment with respect thereto, whichever is longer.

33. The date upon which any representation, warranty, covenant or agreement contained in this Agreement shall terminate, if any, is called the “Survival Date”.

Section 6.08 Limitations on Indemnification.

Except in the case of fraud and for claims for breach of Fundamental Representations, in which case there are no limitations on indemnification, the Buyer Indemnified Persons shall not be entitled to recover Losses in excess of the Purchase Price.

Section 6.09 Public Announcements.

Neither the Company or the Sellers shall issue any press release or otherwise make any public statement with respect to this Agreement or the Related Documents or the transactions contemplated hereby and thereby without the prior written consent of the Buyer in each instance.

Section 6.10 Subsequent Equity Issuances

If at any time following the Closing Date, the Company issues any additional shares of Common Stock or Common Stock Equivalents, excluding any shares of Common Stock or Common Stock Equivalents underlying any Equity Incentive Plan then in effect and approved by the Company’s Board of Directors for the benefit of the Company’s employees, then the Buyer shall, for no additional consideration, be entitled to such number of additional shares of Common Stock as is necessary to ensure that the Buyer’s ownership in the Company is not less than the Buyer’s Percentage Interest determined on an outstanding and fully diluted basis.

Section 6.11 Financial Reports; Inspection Rights.

34. The Company shall deliver to the Buyer:

xi. as soon as practical, but in any event, within 60 days after the end of each fiscal year of the Company, an audited (i) balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of security holders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by Buyer; and

xii. as soon as practical, but in any event, within 45 days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of security holders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

xiii. as soon as practicable, but in any event within 30 days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet and statement of security holders’ equity as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP); and

xiv. as soon as practicable, but in any event 30 days before the end of each fiscal year, a budget and business plan for the next fiscal year, approved by the Company’s Steering Committee and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company.

35. The Buyer shall have the right to designate a representative to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Buyer.

Section 6.12 Termination.

36. This Agreement may be terminated and the transactions contemplated by this Agreement and by the Related Documents may be abandoned at any time prior to the Closing:

xv. by written consent of the Buyer, the Company and the Sellers;

xvi. by either the Company or the Buyer, if any governmental or regulatory authority of competent jurisdiction in the United States shall have issued an order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby or by any Related Documents, and such order or other action shall have become final and nonappealable;

xvii. by the Company, the Sellers or the Buyer, if the Closing does not occur on or prior to 120 days after the date hereof (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 6.12(a)(iii) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

xviii. by the Buyer, upon written notice to the Company and the Sellers, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the Sellers or the Company or any of such representations and warranties shall have become untrue in a manner that would result in any conditions set forth in Sections 5.01(h) and 5.01(j) not being satisfied, such breach or inaccuracy has not been waived by the Buyer, and the breach or inaccuracy, if capable of being cured, has not been cured within thirty (30) days following the Buyer’s written notice to the Company and the Sellers of such breach or inaccuracy or is not capable of being cured on or prior to the Termination Date; provided that the right to terminate this Agreement under this Section 6.12(a)(iv) shall not be available to the Buyer if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein; or

xix. by the Buyer on or prior to the Termination Date, if the Buyer is not reasonably satisfied with the results of its due diligence investigation of the Company; provided that the right to terminate this Agreement under this Section 6.12(a)(v) shall not be available to the Buyer if the Buyer is then in material breach of any representation, warranty, covenant, or other agreement contained herein.

37. In the event of termination by the Sellers, the Company or the Buyer pursuant to this Section 6.12, written notice thereof shall forthwith be given to such other party and the transactions shall be terminated, without further action by any party. If the transactions are terminated as provided herein, the Buyer shall return to the Company or destroy all documents and other material received from the Company or the Sellers relating to the transactions, whether so obtained before or after the execution hereof.

Section 6.13 Effect of Termination.

If this Agreement is terminated and the transactions are abandoned as described in Section 6.12, this Agreement shall become null and void and of no further force and effect, without any liability or obligation on the part of any party or their respective directors, officers, employees, owners, representatives or Affiliates, and the transactions shall be abandoned without further action by the parties, except for each of Sections 6.12 (Termination), 6.13 (Effect of Termination) and Article VII (Miscellaneous), each of which, shall survive such termination. Nothing in this Section 6.13, however, shall be deemed to release any party from any liability for any willful breach by such party of the terms and provisions of this Agreement prior to termination. For purposes of this Section 6.13, “willful” shall mean a breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

ARTICLE VII.

MISCELLANEOUS

Section 7.01 Amendment and Modification.

This Agreement may be amended, modified or supplemented only by a written instrument executed by the Company, the Sellers and the Buyer.

Section 7.02 Waiver of Compliance.

Except as otherwise provided in this Agreement, no failure of any of the parties to comply with any term or provision of this Agreement shall be waived, except by a written instrument signed by the party granting that waiver. No such waiver, nor any failure to insist upon strict compliance with any term or provision of this Agreement, shall operate as a waiver of that term or provision of this Agreement or any subsequent or other failure or breach.

Section 7.03 Notices.

All notices, requests, demands, claims, and other communications under this Agreement shall be in writing and shall be deemed delivered and received (a) on the business day delivered, if delivered personally, by a reputable overnight delivery or courier service, by facsimile or by email prior to the close of business on that business day, or, if delivered after business hours or on a day that is not a business day, on the next business day or (b) 5 business days after being sent by certified mail, return receipt requested, in each case to the intended recipient as set out below or at such other address as the intended recipient may specify by notice to each other party:

38. if to the Sellers, to:

Attention: Martin Manniche

Tel: (949) 421-9472

E-mail:

Attention: Rick Clemmer

Tel: (702) 666-3955

E-mail:

39. if to the Company, to:

Game Your Game, Inc.

Attention: Dominic Poole

Tel: +353 (86) 8598446

E-mail:

with a copy, which shall not constitute notice, to:

Law Office of Craig Ching PC

303 Twin Dolphin Drive, 6th Floor

Redwood City, CA 94065

Attention: Craig Ching

Tel: (650) 632- 4356

E-mail:

40. if to the Buyer, to:

Inpixon

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

Attention: Melanie Figueroa, General Counsel

E-mail:

with a copy, which shall not constitute notice, to:

Mitchell Silberberg & Knupp LLP

Attention: Blake Baron, Esq.

Tel: (917) 546-7709

E-mail:

Copies of communications sent by facsimile or e-mail shall also be sent no later than the next business day by reputable overnight delivery or courier service or regular mail.

Section 7.04 Assignment.

This Agreement and all of the provisions of this Agreement (including all exhibits to the Agreement) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party (other than any assignment by the Buyer to an Affiliate of the Buyer or to any party which purchases all of the capital stock or substantially all of the assets of the Company or any successor to the business of the Company, which may be made without any such consent). Any purported assignment in violation of the provisions of this Agreement shall be void.

Section 7.05 Governing Law.

This Agreement shall be governed by the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule, whether in the State of Delaware or any other jurisdiction, that would result in the application of any Laws other than the Laws of the State of Delaware.

Section 7.06 Jurisdiction and Venue.

THE NEW YORK STATE AND UNITED STATES FEDERAL COURTS SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY OTHER COURT IN ANY OTHER JURISDICTION IN WHICH AN ACTION IS BROUGHT AGAINST A PARTY TO THIS AGREEMENT BY A THIRD PERSON ASSERTING A CLAIM AGAINST WHICH THE DEFENDANT IS ENTITLED UNDER THIS AGREEMENT TO BE INDEMNIFIED, SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE DOCUMENTS RELATED HERETO, AND EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR HIMSELF OR ITSELF AND HIS OR ITS PROPERTY, TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION OR PROCEEDING OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE OR UNITED STATES FEDERAL COURT OR SUCH OTHER COURT AS IS PROVIDED FOR IN THE PRECEDING SENTENCE AND THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. SERVICE OF ANY PROCESS OR OTHER DOCUMENT BY REGISTERED MAIL OR NATIONALLY RECOGNIZED OVERNIGHT DELIVERY SERVICE TO THE ADDRESS FOR THE PARTY RECEIVING THAT SERVICE SET OUT IN THIS AGREEMENT, OR SUCH OTHER ADDRESS AS THAT PARTY MAY SPECIFY IN WRITING TO THE OTHER PARTY FROM TIME TO TIME, SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT THAT HE OR IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT HE OR IT MAY HAVE OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE DOCUMENTS RELATED HERETO IN ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK COUNTY, NEW YORK OR SUCH OTHER COURT AS IS PROVIDED FOR IN THE IMMEDIATELY PRECEDING PARAGRAPH. EACH PARTY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 7.07 Jury Trial Waiver.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX BUSINESS TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WANT APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES WANT THEIR DISPUTES TO BE RESOLVED BY A JUDGE APPLYING THOSE APPLICABLE LAWS.

ACCORDINGLY, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED DOCUMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH HIS OR ITS LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES HIS OR ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH THAT LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 7.08 Counterparts; Electronic Signatures.

This Agreement may be executed in any number of counterparts, each of which as so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature on this Agreement shall be acceptable as, and deemed to be, an original signature.

Section 7.09 Construction; Interpretation.

41. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. Each party hereto agrees that such party and/or its legal counsel has reviewed and had an opportunity to revise this Agreement and the Related Documents, and therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement and the Related Documents or any amendments thereto. In addition, to the extent applicable, each and every reference to share prices and shares of Common Stock in this Agreement or any Related Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

42. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Except as otherwise specified in this Agreement, references in this Agreement to articles, sections, schedules and exhibits are references to articles and sections of, and schedules and exhibits to, this Agreement. The schedules and exhibits to this Agreement are hereby incorporated by reference in, and constitute an integral part of, this Agreement. As used in this Agreement, the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a governmental entity or any department or agency thereof. As used in this Agreement, the term “subsidiary”, when used in reference to any other person, shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other person. As used in this Agreement, the term “Affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the person specified. As used in this Agreement, the term “business day” means a day that is not a Saturday, a Sunday or a day when banking institutions in New York City are required or permitted to be closed. The use in this Agreement of the term “including” or “include,” or similar terms, means “including, without limitation” or “include, without limitation.” “Knowledge” of any person means (i) the actual knowledge of that person or any officer or director of an entity and (ii) that knowledge which would have been acquired by that person or entity after making such due inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in the management of his or her business affairs, including due inquiry of those directors, officers, key employees and professional advisers (including attorneys, accountants and consultants) of the person who could reasonably be expected to have knowledge of the matters in question. The use in this Agreement of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.

Section 7.10 Entire Agreement.

This Agreement and the Related Documents, including the schedules, exhibits, certificates and other documents referred to herein and therein, embody the entire agreement and understanding of the parties to this Agreement in respect of the transactions contemplated by this Agreement and supersede all prior and contemporaneous agreements, warranties, representations and understandings (verbal or otherwise) between the parties with respect thereto.

Section 7.11 Specific Performance.

The Sellers acknowledge that in the event of a breach or threatened breach by the Company or Sellers of any of the covenants under Sections 6.03 and 6.11, the Buyer may not have an adequate remedy at law for money damages. Accordingly, in the event of such breach or threatened breach, the Buyer will be entitled to such equitable and injunctive relief as may be available to restrain the relevant Seller from the violation of the provisions of those Sections in addition to any other remedy to which the Buyer may be entitled, at law or in equity, for that breach or threatened breach.

Section 7.12 Severability of Covenants.

The Sellers acknowledge that the covenants contained in Sections 6.03 and 6.11 are reasonable and necessary for the protection of the Buyer and its investment in the Company and that each covenant, and the period or periods of time and the types and scope of restrictions on the activities specified therein are, and are intended to be, divisible and shall be deemed a series of separate covenants, one for each jurisdiction to which they are applicable. In the event that any part or parts of this Agreement are held illegal or unenforceable by any court or administrative body of competent jurisdiction, that determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

Section 7.13 Effect of Investigation.

No Buyer Indemnified Person’s right to indemnification under Section 6.04 shall be affected by any investigation conducted by, or any Knowledge of, any Buyer Indemnified Person related to (a) any representation or warranty of the Sellers set out in this Agreement or (b) any covenant of the Sellers in this Agreement, whether conducted or acquired before or after the Closing Date.

Section 7.14 Damages Limitation.

43. Neither the Buyer nor the Company or Sellers shall be liable under this Agreement, including under Section 6.04, or in a matter relating to this Agreement, for consequential, special, incidental, exemplary or punitive damages, or damages for diminution in value, lost profits or lost business opportunity, except (a) in the case of fraud and (b) to the extent that a Buyer Indemnified Person is required to pay those types of damages to a third person in connection with a matter for which the Buyer Indemnified Person is entitled under Section 6.04 to be indemnified.

44. The Company and the Sellers shall have no recourse against the Buyer for any breach of the Buyer’s representations and warranties set out in this Agreement unless and until they have incurred on a cumulative basis aggregate Losses in an amount exceeding $25,000 as a result of one or more breaches of those representations and warranties, in which case the Company and Sellers shall have the right to assert a claim for those breaches from the first dollar of those Losses. The limitation set out in the immediately preceding sentence shall not apply to claims involving fraud or breaches of Fundamental Representations. The Buyer’s aggregate maximum liability under this Agreement shall not in any event exceed the amount of the Purchase Price that, at the relevant time, the Buyer is required to pay for the Purchased Shares.

[Signature page to immediately follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Buyer:

INPIXON

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	CEO

Company:

GAME YOUR GAME, INC.

By:	/s/ Martin Manniche
Name:	Martin Manniche
Title:	Director

Sellers:

/s/ Martin Manniche
Martin Manniche

/s/ Rick Clemmer
Rick Clemmer, except with respect to the
provisions in Article III of this Agreement

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

Stock Ownership

Name of Seller	No. of Company Shares Owned	No of Seller Shares to Buyer	No. of Buyer Shares Acquired1
Rick Clemmer	437,559	205,675
Martin Manniche	151,357	32,852
Total	588,916	238,527

Exhibit A

EXHIBIT B

Payroll Obligations

Employee/Consultant	Fees (US Dollars)
Mike Francis	$20,000
Dominic Poole	$18,000
Brian Sexton	$32,657
Vitalis Gomes	$20,000
David Choi	$17,500
Pat Gillman	$3,420
John McGuire	$26,863
David Kelly	$12,371
Francois Haughton	$9,637
Mike Phelan	$6,484
Total	$166,932

Exhibit B

EXHIBIT C

Form of Seller Release

(see attached)

Exhibit C

EXHIBIT D

Form of Stockholders’ Agreement

(see attached)

Exhibit D

EXHIBIT E-1 - E-4

Forms of Waivers and Conversion Agreements

(see attached)

Exhibit E-1

EXHIBIT F

Approved Budget

(see attached)

Exhibit F

EXHIBIT G

Board Adviser Agreement

(see attached)

Exhibit G

EXHIBIT H

Bylaws Amendment

(see attached)

Exhibit H